August 26, 2009

Mr. Matthew M. Martin
Chief Financial Officer
American Community Properties Trust
222 Smallwood Village
St. Charles, MD 20602

Re:           Terms of Employment

Dear Matt:

First, allow me to express my appreciation for your service as the Chief Financial Officer of American Community Properties Trust (the “Parent Company”) and as an employee of American Rental Management Company (the “Company”).  You have performed your duties with great skill and professionalism and we are lucky to have you.  The purpose of this letter agreement (this “Agreement”) is to reconfirm the terms of your position as the Chief Financial Officer of the Parent Company and the terms of your continued employment with the Company, as originally approved by the Board of Trustees of the Parent Company when you were first appointed as the Chief Financial Officer of the Parent Company, and to create certain additional incentives for you to remain as the Parent Company’s Chief Financial Officer and as an employee of the Company.

1.
Position and Duties.  During your continued employment with the Company, your position with the Parent Company shall continue to be Chief Financial Officer and you shall have such other duties, consistent with your position, as shall be specified and designated from time to time by the Board of Trustees (the “Board”), including the performance of services as an employee of the Company and any other subsidiary or affiliate of the Parent Company without any additional compensation.  You shall devote substantially all of your business time and effort to the performance of your duties.

2.
Base Salary.  Your annual base salary (“Annual Salary”) will continue to be $225,000, payable semi-monthly and subject to regular deductions and withholdings as required by law.  Your Annual Salary may be increased (but not decreased) from time to time by an amount as may be approved by the Compensation Committee of the Board.  Your annual base salary will not be reduced below $225,000.

3.
Benefits and Incentives.  You will continue to be entitled to participate in all of the benefit plans and programs, including the Parent Company’s long-term incentive plan, in which other senior executives of the Parent Company are entitled to participate.  In addition, the Company will continue to pay you a car allowance of $500.00 per month.

4.
Termination; Severance.  If your position with Parent Company is terminated by the Parent Company for any reason other than for Cause (as defined below), or if you resign from your position with the Parent Company with Good Reason (as defined below), then the Company will pay you a lump-sum cash payment in an amount equal to one-half of your then current Annual Salary within 10 days after the effective date of such termination or resignation.  As a condition to receiving such payment, you will resign from all other positions with the Parent Company, the Company and any of their respective subsidiaries or affiliates and you will execute a general release of claims in form reasonably acceptable to the Board.

5.	Definitions. The following definitions shall apply:

“Cause” shall mean:

(i)           your commission of a felony or a crime involving moral turpitude;

(ii)          your commission of any act of theft, fraud, embezzlement or misappropriation against the Parent Company or its subsidiaries or affiliates;

(iii)          your continued failure to substantially perform your duties as the Chief Financial Officer of the Parent Company (other than such failure resulting from your incapacity due to physical or mental illness) or any material violation of Parent Company policy, which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Parent Company which specifically identifies the manner in which the Parent Company believes that you have not substantially performed your duties or violated Parent Company policy; or

(iv)         your material breach of this Agreement.

“Good Reason” shall mean, without your express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days after you deliver to the Parent Company written notice of resignation for Good Reason:

(i)          The assignment to you of duties materially inconsistent with your position as Chief Financial Officer of the Parent Company, or an alteration in the nature of your position, duties, responsibilities and authorities (other than inadvertent actions which are promptly remedied) that is materially adverse to you; except the foregoing shall not constitute Good Reason if occurring in connection with the termination of your employment for Cause or as a result of action by or with your consent;

(ii)           a reduction in your Annual Salary;

(iii)          a modification to or replacement of the Company’s long-term incentive plan that results in a material reduction in the benefits to which you would otherwise be entitled under the plan; or

(iv)          the relocation of your principal office to a location that is more than fifty (50) miles from the Company’s current office in St. Charles, Maryland.

6.	Miscellaneous.

(i)            Integration.  This Agreement cancels and supersedes any and all prior agreements and understandings between you and the Parent Company and/or the Company with respect to your positions with the Parent Company and your employment by the Company, any parent or predecessor company, and the Parent Company’s subsidiaries.  This Agreement constitutes the entire agreement among the parties hereto with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto.

(ii)            Successors; Transferability.  The Parent Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Parent Company continues) to all or substantially all of the business and/or assets of the Parent Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Parent Company and the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Parent Company” shall mean the Parent Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Parent Company in which the corporate existence of the Parent Company continues, the ultimate parent company following such acquisition.  Subject to the foregoing, the Parent Company may transfer and assign this Agreement and the Parent Company’s and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Parent Company in its financial strength and ability to perform the Parent Company’s and the Company’s obligations under this Agreement.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by you, except in accordance with the laws of descent and distribution and clause (iii) below.

(iii)           Beneficiaries.  You shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following your death.

(iv)           Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Parent Company or the Company :

American Rental Management Company
222 Smallwood Village Center
St. Charles, MD 20602

With a copy to:

Daniel M. LeBey, Esquire
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219

If to you:

Matthew M. Martin
At the address on file with the Company

If the parties by mutual agreement supply each other with fax numbers or e-mail addresses for the purposes of providing notice by facsimile or e-mail, respectively, such notice shall also be proper notice under this Agreement.  In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

(v)           Reformation.  The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

(vi)          Headings.  The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

(vii)         No General Waivers.  The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions.  No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

(viii)         Offsets; Withholding.  The amounts required to be paid by the Company to you pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by you due to your receipt of funds as a result of your fraudulent activity.  The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to you under this Agreement by the Company will be subject to withholding to satisfy required withholding taxes and other required deductions.

(ix)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of you, your heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Parent Company and the Company and their successors and assigns.

(x)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(xi)           Due Authority and Execution.  The execution, delivery and performance of this Agreement have been duly authorized by the Parent Company and the Company and this Agreement represents the valid, legal and binding obligation of the Parent Company and the Company, enforceable against them according to its terms.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

AMERICAN COMMUNITY PROPERTIES TRUST

By:         /s/ Stephen K. Griessel
Name:   Stephen K. Griessel
Title:     Chief Executive Officer

AMERICAN RENTAL MANAGEMENT COMPANY

By:        /s/ Stephen K. Griessel
Name:   Stephen K. Griessel
Title:     Chief Executive Officer

Agreed and acknowledged as of the date first shown above:

Signature:   /s/ Matthew M. Martin
                    Matthew M. Martin